Exhibit 99.1

RLH CORPORATION REPORTS FOURTH QUARTER AND YEAR-END 2018 RESULTS

DENVER, March 8, 2019 – Red Lion Hotels Corporation (the “Company”) (NYSE: RLH), a growing hospitality company doing business as RLH Corporation that franchises upscale, midscale and economy hotels, today reported full year and fourth quarter 2018 results.

Full Year and Fourth Quarter Highlights

•

Despite the reduction of $14.5 million in EBITDA from the sale of nine company owned hotels in 2018, the Company’s Adjusted EBITDA for 2018 was down less than $10 million, from $25.7 million in 2017 to $15.8 million in 2018.

•

Net income for 2018 was $2.0 million or $0.08 per diluted share compared to net income of $0.6 million or $0.02 per diluted share in the prior year period. Net loss for the quarter was $7.3 million or ($0.30) per share compared to net income of $1.5 million or $0.06 per diluted share in the prior year period.

•	Royalty fees increased 27% in the year to $22.3 million and 36% in the quarter to $5.7 million reflecting the Company’s organic growth and the benefit of the Knights Inn acquisition.

•	Achieved 23% unit growth expanding franchised hotel network to 1,327 hotels with nearly 86,000 rooms.

•	Executed a total of 167 franchise agreements for the year and 58 franchise agreements in the fourth quarter.

•	Internalized and streamlined the management of the Company’s website, redlion.com, reducing our ongoing website management costs by $1.8 million annualized.

•	Enhanced Hello Rewards program to include other features such as Hello Bucks and Hello Rates.

•	Acquired Knights Inn for $27 million. The acquisition added more than 350 select service segment hotels across North America.

•	Sold nine hotels which generated gross proceeds of more than $116 million.

•

Subsequent to quarter end, launched its wholly-owned subsidiary RLabs, a lodging technology innovator that will leverage the Company’s ground breaking RevPak platform, creating additional asset light revenue streams.

Greg Mount, RLH Corporation President and Chief Executive Officer stated: “2018 was a strategic shift for us as we completed the execution of our strategy of becoming an asset light franchise and branding company. We achieved our objectives in 2018 by selling nine hotels while continuing to grow our franchise revenues by over 20%, and increasing our high margin franchise EBITDA. As high margin franchise business replaces the $14.5 mililion in EBITDA from our JV assets we are confident in our ability to continue grow our asset light revenue streams as demonstrated by our 27% growth in royalty fees and our 23% unit growth during 2018. In 2019, we are focused on the growth of our upscale and midscale franchise agreement portfolios through organic development and through complementary acquisitions to help accelerate growth and scale the RLH platform. Additionally, we will continue to look for opportunities such as Canvas to further grow our revenue vertically while holding our corporate overhead. Our teams are focused on execution and excited to have the bulk of the asset sales behind us.”

Fourth Quarter 2018 Financial Results

The Company reported a net loss of $7.3 million or ($0.30) per share in the fourth quarter as compared to net income of $1.5 million or $0.06 per diluted share in the prior year period. The year-over-year change in operating results was primarily due to the elimination of profits from nine company-owned hotels sold during 2018, $3.5 million in non-cash impairment charges and a $3.8 million benefit realized in the prior year associated with the Tax Cut & Jobs Act of 2017.

Adjusted EBITDA from continuing operations, which is adjusted for non-cash and certain one-time items, was $2.3 million for the fourth quarter as compared to $3.6 million in prior year period. The change in Adjusted EBITDA primarily reflects the lost EBITDA contribution from the sold hotels, partially offset by growth of the franchise business.

Royalty fees increased 36% to $5.7 million primarily due to the contribution from the Knights Inn acquisition and organic growth.

Marketing, reservations and reimbursables revenue, which are fees from franchised properties associated with the Company’s brands and shared services, increased 6.1% to $6.1 million due to new and acquired franchise agreements.

Other franchise fees, which are primarily charges for services provided to franchised properties for services such as revenue management, brand conference, and quality assurance inspections grew 21% to $3.1 million due to the organic and external growth achieved over the last 12 months.

Selling, general, and administrative expenses which include franchise sales, operations and corporate costs decreased by 3.9% to $8.5 million due to our focus on reductions in corporate overhead and efficiencies of the franchise business.

The Company executed 58 franchise agreements in the fourth quarter comprised of 6 upscale and midscale hotels and 52 select service hotels.

Full Year 2018 Financial Results

Net income for the twelve months ended December 31, 2018 was $2.0 million or $0.08 per diluted share compared to net income of $0.6 million or $0.02 per diluted share in the prior year period.

Adjusted EBITDA from continuing operations, which adjusts for non-cash and certain one-time items, was $15.8 million for 2018 compared to $25.7 million for 2017. The change in adjusted EBITDA reflects the lost EBITDA contribution from the sold hotels, offset by the growth of the franchise business. The nine hotels sold during 2018 contributed $14.5 million in EBITDA during 2017.

Royalty fees increased 27% to $22.3 million primarily due organic growth and the contribution of the Knights Inn acquisition, which added $3.6 million of incremental royalty fees in 2018.

Marketing, reservations and reimbursables revenue fell modestly by 1% to $25.9 million. This was primarily the result of a strategic decision to restructure and enhance the competitiveness of our upscale brand marketing fees.

Selling, general, and administrative expenses increased by 8.0% to $32.1 million. The year over year change primarily reflects incremental costs for severance, the closing of the Florida office, and share based compensation during 2018.

Marketing, reservations and reimbursables expenses rose 5.7% to $26.9 million driven by an increase in transaction and reservation counts, primarily due to more hotels in the system.

The Company executed 167 franchise agreements in 2018, signing 37 upscale and midscale and 130 select service hotels. It also expanded its geographic footprint and scale through the acquisition of the Knights Inn brand which was completed in May 2018.

BALANCE SHEET AND LIQUIDITY

RLH Corporation finished the fourth quarter with cash and restricted cash of $20 million and debt of $44 million comprised of mortgage loans of $25 million, a term loan for $9 million loan and a $10 million revolving line of credit.

During 2018, the Company’s indebtedness declined by approximately 60% with the retirement of mortgages associated with the sold hotels. As of December 31, 2018, the Company had a net debt to trailing 12 months EBITDA ratio of 1.5 times.

SUBSEQUENT EVENTS

On January 14, 2019, the Company appointed Julie Shiflett as its Executive Vice President, Chief Financial Officer and Treasurer. Ms. Shiflett has a long history with the Company having been its Chief Financial Officer from September 2011 to October 2014 and a financial consultant to the Company since December 2014.

On March 5, 2019, the Company introduced RLabs, Inc., a travel technology subsidiary of RLH Corporation. RLabs will focus on new revenue verticals and on developing unique technology and system offerings for the hospitality industry including software, robotics, and artificial intelligence. RLabs’ first product, targeted at independent hotel owners, is Canvas Integrated Systems, a cloud-based hospitality management suite featuring a collection of seamlessly-integrated tools designed to drive revenue, secure more revenue opportunities, automate channel management, and reduce costs and friction for independent hotel owners. RLabs will also be able to offer third party management companies the capability to bring brand-level resources, pricing and technology under a white label to independent hotels around the world.

2019 EXPECTATIONS

The Company is providing expectations for 2019 that do not contemplate incremental sales of the owned hotels. However, the Company expects that sales of the remaining hotels will reduce the Company’s profitability in 2019. As sales are closed, the Company will disclose the material terms of each transaction in 8K filings including the historical Adjusted EBITDA relating to the hotels sold. In addition, the Company will provide updated guidance to account for the sales of the hotels at the time it reports quarterly results.

•	The Company expects to execute between 160 and 200 franchise license agreements in 2019.

•	Corporate Selling, General and Administrative expenses are expected to be $29.5 million to $31.5 million, including stock compensation expense.

•	Adjusted EBITDA from continuing operations is expected to be between $20.5 million and $22.5 million in 2019.

Conference Call Information

RLH Corporation will conduct a conference call on Friday, March 8th at 12:00 p.m. Eastern Time, to discuss the results for interested investors, analyst and portfolio managers. Hosting the call will be RLH Corporation President & Chief Executive Officer Greg Mount and Executive Vice President, Chief Financial Officer and Treasurer, Julie Shiflett.

To participate in the conference call, please dial the following number 10 minutes prior to the scheduled time: (877) 407-8289. International callers should dial (201) 689-8341.

This conference call will also be webcast live on www.rlhco.com in the Investor Relations section of the website. To listen to the live call, please go to the RLH Corporation website at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at approximately 3:00 p.m. Eastern Time on March 8 through March 22, 2019 at (877) 660-6853 or (International) (201) 612-7415, using access code 13687348. The replay will also be available shortly after the call on the RLH Corporation website.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation and focusing on the franchising, management and ownership of upscale, midscale and economy hotels. The Company strives to maximize return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2018, and in other documents filed by the Company with the Securities and Exchange Commission.

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

Social Media:

www.Facebook.com/myhellorewards

www.Twitter.com/myhellorewards

www.Instagram.com/myhellorewards

www.Linkedin.com/company/rlhco

Investor Relations Contact:

Evelyn Infurna

Investor Relations

203-682-8265

investorrelations@rlhco.com

Media Contact:

Dan Schacter

Director, Social Engagement and Public Relations

509-777-6222

dan.schacter@rlhco.com

RED LION HOTELS CORPORATION

Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

(In thousands, except footnotes and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Revenue:
Royalty	$5,734	$4,202	$22,309	$17,558
Marketing, reservations and reimbursables	6,074	5,726	25,948	26,179
Other franchise	3,125	2,586	5,537	4,822
Company operated hotels	13,263	25,839	82,021	123,100
Other	2	139	34	267

Total revenues	28,198	38,492	135,849	171,926

Operating expenses:
Marketing, reservations and reimbursables	6,651	5,096	26,877	25,435
Company operated hotels	12,390	22,202	67,314	95,731
Selling, general, administrative and other expenses	8,532	8,874	32,122	29,753
Depreciation and amortization	4,289	5,082	17,003	18,824
Asset impairment	3,482	—	10,582	—
Gain on asset dispositions, net	73	(115)	(42,021)	(449)
Acquisition and integration costs	23	283	2,219	1,529

Total operating expenses	35,440	41,422	114,096	170,823

Operating income (loss)	(7,242)	(2,930)	21,753	1,103

Other income (expense):
Interest expense	(843)	(2,138)	(6,209)	(8,252)
Loss on early retirement of debt	—	—	(794)	—
Other income (loss), net	51	256	265	818

Total other income (expense)	(792)	(1,882)	(6,738)	(7,434)

Income (loss) from continuing operations before taxes	(8,034)	(4,812)	15,015	(6,331)
Income tax expense (benefit)	168	(4,966)	(71)	(4,662)

Net income (loss) from continuing operations	(8,202)	154	15,086	(1,669)
Discontinued operations:
Income from discontinued business unit, net of income tax expense (benefit) of $0, $12, $0 and $221	—	23	—	425
Loss on sale of business unit, net of income tax expense of $1,127	—	(244)	—	(244)

Net income (loss) from discontinued operations	—	(221)	—	181

Net income (loss)	(8,202)	(67)	15,086	(1,488)
Net (income) loss attributable to noncontrolling interest	950	1,562	(13,129)	2,069

Net income (loss) and comprehensive income (loss) attributable to RLH Corporation	$(7,252)	$1,495	$1,957	$581

RED LION HOTELS CORPORATION

Consolidated Statements of Comprehensive Income (Loss) - Continued

(unaudited)

(In thousands, except footnotes and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Earnings (loss) per share - basic
Income (loss) from continuing operations attributable to RLH Corporation	$(0.30)	$0.07	$0.08	$0.01
Income (loss) from discontinued operations	—	(0.01)	—	0.01

Net income (loss) attributable to RLH Corporation	$(0.30)	$0.06	$0.08	$0.02

Earnings (loss) per share - diluted
Income (loss) from continuing operations attributable to RLH Corporation	$(0.30)	$0.07	$0.08	$0.01
Income (loss) from discontinued operations	—	(0.01)	—	0.01

Net income (loss) attributable to RLH Corporation	$(0.30)	$0.06	$0.08	$0.02

Weighted average shares - basic	24,564	24,045	24,392	23,669
Weighted average shares - diluted	24,564	24,856	25,477	24,253

Non-GAAP Financial Measures: (1)
EBITDA from continuing operations	$(2,902)	$2,408	$38,227	$20,745
Adjusted EBITDA from continuing operations	$2,308	$3,608	$15,766	$25,683

(1)	The definitions of EBITDA and Adjusted EBITDA and how those measures relate to net income (loss) are discussed further in this release under Reconciliation of Non-GAAP Financial Measures.

RED LION HOTELS CORPORATION

Consolidated Balance Sheets

(unaudited)

(In thousands, except share data)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$17,034	$32,429
Restricted cash	2,755	12,429
Accounts receivable, net of allowance for doubtful accounts of $2,345 and $1,436, respectively	18,575	13,143
Accounts receivable from related parties	—	1,520
Notes receivable, net	2,103	1,098
Other current assets	6,218	5,305
Assets held for sale	—	34,359

Total current assets	46,685	100,283

Property and equipment, net	115,522	165,302
Goodwill	18,595	9,404
Intangible assets, net	60,910	50,749
Other assets, net	8,075	1,976

Total assets	$249,787	$327,714

LIABILITIES
Current liabilities:
Accounts payable	$5,322	$4,100
Accrued payroll and related benefits	5,402	7,457
Other accrued liabilities	4,960	4,094
Long-term debt, due within one year	25,056	62,914
Contingent consideration for acquisition due to related party, due within one year	—	9,289

Total current liabilities	40,740	87,854

Long-term debt, due after one year, net of debt issuance costs	9,114	48,483
Line of credit, due after one year	10,000	—
Deferred income and other long-term liabilities	2,245	1,554
Deferred income taxes	772	2,219

Total liabilities	62,871	140,110

Commitments and contingencies
STOCKHOLDERS’ EQUITY
RLH Corporation stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 24,570,158 and 23,651,212 shares issued and outstanding	246	237
Additional paid-in capital, common stock	182,018	178,028
Accumulated deficit	(16,512)	(18,042)

Total RLH Corporation stockholders’ equity	165,752	160,223
Noncontrolling interest	21,164	27,381

Total stockholders’ equity	186,916	187,604

Total liabilities and stockholders’ equity	$249,787	$327,714

RED LION HOTELS CORPORATION

Consolidated Statements of Cash Flows

(unaudited)

(In thousands)

	Years Ended December 31,
	2018	2017
Operating activities:
Net income (loss)	$15,086	$(1,488)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	17,003	18,888
Amortization of debt issuance costs	942	1,187
Amortization of key money and contract costs	748	—
Amortization of contract liabilities	(753)	—
Gain on asset dispositions, net	(42,021)	(449)
Loss on early retirement of debt	794	—
Asset impairment	10,582	—
Loss on sale of entertainment business	—	244
Deferred income taxes	(1,302)	(3,497)
Stock based compensation expense	3,955	3,309
Provision for doubtful accounts	1,014	528
Fair value adjustments to contingent consideration	581	1,670
Change in current assets and liabilities, net of business acquired:
Accounts receivable	(3,644)	(4,130)
Notes receivable	(19)	(88)
Other current assets	(6,907)	(1,229)
Accounts payable	1,249	(2,543)
Other accrued liabilities	(822)	2,114

Net cash provided by (used in) operating activities	(3,514)	14,516

Investing activities:
Capital expenditures	(8,615)	(9,779)
Acquisition of Knights Inn	(27,249)	—
Net payments related to the sale of entertainment business	—	(6,679)
Net proceeds from disposition of property and equipment	113,748	28
Collection of notes receivable related to property sales	62	694
Advances on notes receivable	(1,048)	(409)

Net cash provided by (used in) investing activities	76,898	(16,145)

Financing activities:
Borrowings on long-term debt	30,000	3,297
Repayment of long-term debt	(107,999)	(1,373)
Proceeds from line of credit borrowing	10,000	—
Debt issuance costs	(1,282)	(41)
Buyout of joint venture interest	(304)	—
Distributions to noncontrolling interest	(21,457)	(3,057)
Contingent consideration paid for Vantage Hospitality acquisition	(7,000)	—
Stock-based compensation awards canceled to settle employee tax withholding	(647)	(361)
Stock option and stock purchase plan issuances, net and other	236	413

Net cash used in financing activities	(98,453)	(1,122)

Change in cash, cash equivalents and restricted cash:
Net decrease in cash, cash equivalents and restricted cash	(25,069)	(2,751)
Cash, cash equivalents and restricted cash at beginning of year	44,858	47,609

Cash, cash equivalents and restricted cash at end of year	$19,789	$44,858

A summary of our properties as of December 31, 2018, including the approximate number of available rooms, is provided below:

RED LION HOTELS CORPORATION

Additional Hotel Statistics

(unaudited)

	Upscale Service Brand		Select Service Brand		Total
	Hotels	Total Available Rooms	Hotels	Total Available Rooms	Hotels	Total Available Rooms
Beginning quantity, January 1, 2018	104	14,400	978	55,100	1,082	69,500
Newly opened / acquired properties	30	5,000	395	24,200	425	29,200
Change in brand	(2)	(100)	2	100	—	—
Terminated properties(1)	(20)	(3,400)	(160)	(9,600)	(180)	(13,000)

Ending quantity, December 31, 2018	112	15,900	1,215	69,800	1,327	85,700

(1)

Terminated properties include locations at which we ended our franchise relationship because the hotels did not meet RLH Corporation’s hotel standards. We continue to focus on maintaining a set of standards at all of our locations.

A summary of our executed agreements for the year ended December 31, 2018 is provided below:

RED LION HOTELS CORPORATION

Additional Hotel Statistics

(unaudited)

	Upscale Service Brand	Select Service Brand	Total
Executed franchise license agreements, year ended December 31, 2018:
New locations	25	47	72
New contracts for existing locations	3	83	86
Change from company operated to franchised	9	—	9

Total executed franchise license and management agreements, year ended December 31, 2018	37	130	167

RED LION HOTELS CORPORATION

Reconciliation of Non-GAAP Financial Measures

(unaudited)

(In thousands)

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. The Company believes it is a useful financial performance measure due to the significance of the long-lived assets and level of indebtedness.

Adjusted EBITDA is an additional measure of financial performance. The Company believes that the inclusion or exclusion of certain special items, such as gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results.

EBITDA and Adjusted EBITDA are commonly used measures of performance in the industry. RLH Corporation utilizes these measures because management finds them a useful tool to calculate more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. The Company believes they are a complement to reported operating results. EBITDA and Adjusted EBITDA are not intended to represent net income (loss) defined by generally accepted accounting principles in the United States (GAAP), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP. In addition, other companies in the industry may calculate EBITDA and, in particular, Adjusted EBITDA differently than the Company does or may not calculate them at all, limiting the usefulness of EBITDA and Adjusted EBITDA as comparative measures.

The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Net income (loss)	$(8,202)	$(67)	$15,086	$(1,488)
Depreciation and amortization	4,289	5,082	17,003	18,824
Interest expense	843	2,138	6,209	8,252
Income tax expense (benefit)	168	(4,966)	(71)	(4,662)
Net income from discontinued operations (1)	—	221	—	(181)

EBITDA from continuing operations	(2,902)	2,408	38,227	20,745
Stock-based compensation (2)	1,059	917	3,955	3,309
Asset impairment (3)	3,482	—	10,582	—
Acquisition and integration costs (4)	23	283	2,219	1,529
Employee separation and transition costs (5)	534	—	1,509	100
Loss on early retirement of debt (6)	—	—	794	—
Gain on asset dispositions (7)	112	—	(41,520)	—

Adjusted EBITDA from continuing operations	2,308	3,608	15,766	25,683

Net income from discontinued operations (1)	—	(221)	—	181
Depreciation and amortization of discontinued operations	—	—	—	64
Interest expense from discontinued operations	—	—	—	—
Gain on sale of business unit	—	(883)	—	(883)
Income tax expense from discontinued operations	—	1,139	—	1,348

Adjusted EBITDA from discontinued operations	—	35	—	710

Adjusted EBITDA from continuing & discontinued operations	2,308	3,643	15,766	26,393
Adjusted EBITDA attributable to noncontrolling interests	109	(753)	(1,806)	(6,863)

Adjusted EBITDA attributable to RLH Corporation	$2,417	$2,890	$13,960	$19,530

(1)

On October 3, 2017, the Company completed the sale of its entertainment segment. Based on this sale, the results of operations of the entertainment segment are reported as discontinued operations for all periods presented.

(2)	Represents total stock-based compensation for each period. All are included within Selling, general, administrative and other expenses on the Consolidated Statements of Comprehensive Income (Loss).
(3)

During the third quarter of 2018 we recognized an impairment on our Baltimore hotel asset. During the fourth quarter of 2018 we recognized an impairment on our Guesthouse brand name. All are included within Asset impairment on the Consolidated Statements of Comprehensive Income (Loss).

(4)

Acquisition and integration costs for 2018 are associated with the Knights Inn and Vantage acquisitions. Acquisition and integration costs for 2017 and 2016 are associated with the Vantage acquisition. Acquisition and integration costs include periodic changes in the fair value and probability of contingent consideration arising from our 2016 Vantage acquisition.

(5)

The costs recognized in 2018 relate to employee separation, primarily for severance agreements with our Chief Operating Officer, and President of Global Development in May 2018 and our Chief Marketing Officer in December 2018. The costs recognized in 2017 consisted of legal and consulting services associated with the CFO transition. The costs recognized in 2016 consisted of the separation costs of a former Executive Vice President and Chief Financial Officer and other legal and consulting services associated with the CFO transition. These costs are included within Selling, general, administrative and other expenses on the Consolidated Statements of Comprehensive Income (Loss).

(6)

The Loss on early retirement of debt arose primarily on a $20.6 million early payment of our Senior Secured Term Loan. The debt was repaid using proceeds from a distribution from RL Venture after the sales of our Red Lion Hotel Port Angeles and Hotel RL Spokane. All are included within Loss on early retirement of debt on the Consolidated Statements of Comprehensive Income (Loss).

(7)

Represents the gain on our sale of nine properties during 2018. During 2016, RLH Corporation recorded a gain on sale of intellectual property, net of brokerage fees, of $0.4 million and a $1.5 million gain on sale of the Coos Bay property. All are included within Gain on asset dispositions, net on the Consolidated Statements of Comprehensive Income (Loss).

EXHIBITS

We have two operating segments: franchised hotels and company operated hotels. The “other” segment consists of miscellaneous revenues and expenses, cash and cash equivalents, certain receivables, certain property and equipment and general and administrative expenses, which are not specifically associated with an operating segment. Management reviews and evaluates the operating segments exclusive of interest expense, income taxes and certain corporate expenses; therefore, they have not been allocated to the operating segments. All balances have been presented after the elimination of inter-segment and intra-segment revenues and expenses.

Selected financial information is provided below (in thousands):

Year Ended December 31, 2018	Franchised Hotels	Company Operated Hotels	Other	Total
Revenue	$53,794	$82,021	$34	$135,849
Operating expenses:
Segment and other operating expenses (1)	36,203	70,899	19,211	126,313
Depreciation and amortization	4,110	11,007	1,886	17,003
Asset impairment	3,482	7,100	—	10,582
Gain on asset dispositions, net	—	(41,943)	(78)	(42,021)
Acquisition and integration costs	2,219	—	—	2,219

Operating income (loss)	$7,780	$34,958	$(20,985)	$21,753
Capital expenditures	$438	$2,235	$6,311	$8,984
Identifiable assets as of December 31, 2018	$101,863	$123,527	$24,397	$249,787

(1)

Segment and other operating expenses includes employee separation and transition costs of $0.8 million in Franchised Hotels and $0.7 million in Other. Segment and other operating expenses also includes stock based compensation of $0.4 million in Franchised Hotels, $0.1 million in Company Operated Hotels and $3.5 million in Other.

Year Ended December 31, 2017	Franchised Hotels	Company Operated Hotels	Other	Total
Revenue	$48,559	$123,100	$267	$171,926
Operating expenses:
Segment and other operating expenses (1)	34,897	100,342	15,680	150,919
Depreciation and amortization	2,434	15,020	1,370	18,824
Asset impairment	—	—	—	—
Gain on asset dispositions, net	—	(461)	12	(449)
Acquisition and integration costs	1,426	—	103	1,529

Operating income (loss)	$9,802	$8,199	$(16,898)	$1,103
Capital expenditures	$650	$4,718	$3,103	$8,471
Identifiable assets as of December 31, 2017	$70,035	$239,023	$18,656	$327,714

(1)

Segment and other operating expenses includes employee separation and transition costs of $0.1 million in Other. Segment and other operating expenses also includes stock based compensation of $0.3 million Franchised Hotels, $0.1 million in Company Operated Hotels and $2.9 million in Other.

With this presentation of our financial results, we disaggregated and reclassified the presentation of certain items in the Statements of Comprehensive Income (Loss) for the years ended December 31, 2018, 2017 and 2016 and for the interim periods included in the years ended December 31, 2018 and 2017. We have disaggregated royalty revenues from other franchise revenues, combined revenues from company operated hotels and other revenues from managed properties, combined operating expenses from company operated hotels, other costs from managed properties, and hotel facility and land lease, and reclassified amounts previously allocated as operating expenses for franchised and company operated hotels into selling, general and administrative and marketing, reservations, and reimbursable expenses.

We believe these classifications better reflect our results of operations as we have changed our business model to focus on the franchising of hotels. Additionally, we believe these reclassifications will allow better comparison with financial statements of peer companies. The reclassifications had no impact on total revenue, total operating expenses, operating income, net income, earnings per share, total assets, total equity, or cash flows for any period. The following tables show the impact of the reclassifications on the previously reported financial results for the year ended December 31, 2017 (in thousands):

	For the Year Ended December 31, 2017
	As Previously Reported	Reclassifications	As Currently Presented
Revenue:
Company operated hotels	$119,186	$3,914	$123,100
Other revenues from managed properties	3,914	(3,914)	—
Franchised hotels	48,559	(48,559)	—
Other	267	—	267
Royalty	—	17,558	17,558
Marketing, reservations and reimbursables	—	26,179	26,179
Other franchise	—	4,822	4,822

Total revenues	$171,926	$—	$171,926

Operating expenses:
Company operated hotels	$91,622	$4,109	$95,731
Other costs from managed properties	3,914	(3,914)	—
Franchised hotels	34,794	(34,794)	—
Depreciation and amortization	18,824	—	18,824
Hotel facility and land lease	4,806	(4,806)	—
Gain on asset dispositions, net	(449)	—	(449)
General, administrative, and other expenses	15,783	(15,783)	—
Acquisition and integration costs	1,529	—	1,529
Marketing, reservations and reimbursables	—	25,435	25,435
Selling, general, administrative and other expenses	—	29,753	29,753

Total operating expenses	$170,823	$—	$170,823

The following tables set forth supplementary financial data (in thousands except per share data) for each quarter for the years ended December 31, 2018 and 2017, derived from our unaudited financial statements. The data set forth below should be read in conjunction with and is qualified in its entirety by reference to our consolidated financial statements.

	Year Ended December 31, 2018 (unaudited)
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
Revenue:
Royalty	$4,275	$5,770	$6,530	$5,734	$22,309
Marketing, reservations and reimbursables	5,256	7,027	7,591	6,074	25,948
Other franchise	592	804	1,016	3,125	5,537
Company operated hotels	22,896	25,005	20,857	13,263	82,021
Other	20	6	6	2	34

Total revenues	33,039	38,612	36,000	28,198	135,849

Operating expenses:
Marketing, reservations and reimbursables	5,559	7,214	7,453	6,651	26,877
Company operated hotels	20,255	18,618	16,051	12,390	67,314
Selling, general, administrative and other expenses	7,210	8,268	8,112	8,532	32,122
Depreciation and amortization	4,392	4,701	3,621	4,289	17,003
Asset impairment	—	—	7,100	3,482	10,582
Gain on asset dispositions, net	(14,043)	(1,855)	(26,196)	73	(42,021)
Acquisition and integration costs	104	1,997	95	23	2,219

Total operating expenses	23,477	38,943	16,236	35,440	114,096

Operating income (loss)	9,562	(331)	19,764	(7,242)	21,753
Other income (expense):
Interest expense	(2,247)	(1,702)	(1,417)	(843)	(6,209)
Loss on early retirement of debt	—	—	(794)	—	(794)
Other income (loss), net	158	22	34	51	265

Total other income (expense)	(2,089)	(1,680)	(2,177)	(792)	(6,738)

Income (loss) from continuing operations before taxes	7,473	(2,011)	17,587	(8,034)	15,015
Income tax expense (benefit)	135	(348)	(26)	168	(71)

Net income (loss) from continuing operations	7,338	(1,663)	17,613	(8,202)	15,086
Net income (loss) from discontinued operations	—	—	—	—	—

Net income (loss)	7,338	(1,663)	17,613	(8,202)	15,086
Net (income) loss attributable to noncontrolling interest	(4,750)	(659)	(8,670)	950	(13,129)

Net income (loss) attributable to RLH Corporation	$2,588	$(2,322)	$8,943	$(7,252)	$1,957

Basic earnings (loss) per share	$0.11	$(0.10)	$0.36	$(0.30)	$0.08
Diluted earnings (loss) per share	$0.10	$(0.10)	$0.35	$(0.30)	$0.08

	Year Ended December 31, 2017 (unaudited)
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
Revenue:
Royalty	$4,188	$4,457	$4,711	$4,202	$17,558
Marketing, reservations and reimbursables	6,196	6,993	7,264	5,726	26,179
Other franchise	520	977	739	2,586	4,822
Company operated hotels	25,622	33,341	38,298	25,839	123,100
Other	55	61	12	139	267

Total revenues	36,581	45,829	51,024	38,492	171,926

Operating expenses:
Marketing, reservations and reimbursables	6,579	7,073	6,687	5,096	25,435
Company operated hotels	22,365	24,799	26,365	22,202	95,731
Selling, general, administrative and other expenses	6,856	7,007	7,016	8,874	29,753
Depreciation and amortization	4,510	4,572	4,660	5,082	18,824
Asset impairment	—	—	—	—	—
Gain on asset dispositions, net	(119)	(102)	(113)	(115)	(449)
Acquisition and integration costs	(175)	186	1,235	283	1,529

Total operating expenses	40,016	43,535	45,850	41,422	170,823

Operating income (loss)	(3,435)	2,294	5,174	(2,930)	1,103
Other income (expense):
Interest expense	(1,958)	(2,037)	(2,119)	(2,138)	(8,252)
Other income (loss), net	175	49	338	256	818

Total other income (expense)	(1,783)	(1,988)	(1,781)	(1,882)	(7,434)

Income (loss) from continuing operations before taxes	(5,218)	306	3,393	(4,812)	(6,331)
Income tax expense (benefit) (1)	77	193	34	(4,966)	(4,662)

Net income (loss) from continuing operations	(5,295)	113	3,359	154	(1,669)
Discontinued operations:
Income (loss) from discontinued business unit, net of income tax expense	172	(38)	268	23	425
Loss on sale of business unit, net of income tax expense	—	—	—	(244)	(244)

Net income (loss) from discontinued operations	172	(38)	268	(221)	181

Net income (loss)	(5,123)	75	3,627	(67)	(1,488)
Net (income) loss attributable to noncontrolling interest	1,519	(141)	(871)	1,562	2,069

Net income (loss) attributable to RLH Corporation	$(3,604)	$(66)	$2,756	$1,495	$581

Basic earnings (loss) per share
Continuing operations	$(0.16)	$—	$0.11	$0.07	$0.01
Discontinued operations	0.01	—	0.01	(0.01)	0.01

	$(0.15)	$—	$0.12	$0.06	$0.02

Diluted earnings (loss) per share
Continuing operations	$(0.16)	$—	$0.10	$0.07	$0.01
Discontinued operations	0.01	—	0.01	(0.01)	0.01

	$(0.15)	$—	$0.11	$0.06	$0.02

(1)	Reflects $3.8 million of income tax benefit primarily due to tax law changes from the 2017 Tax Act.